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                                                                      EXHIBIT 99

                                                    Contact: HMI Industries Inc.
                                                             James R. Malone
                                                             Carl H. Young III
                                                             (216) 361-5555

FOR IMMEDIATE RELEASE
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     HMI Industries Inc. Announces Profitable Fourth Quarter, New Facilities
                           and Sales Management Change

CLEVELAND, Ohio, November 18, 1999... HMI Industries Inc. today reported revenues which approximated $9,500,000 and net income of approximately $200,000, or $.04 per share (diluted), for its fourth quarter results for the fiscal year ended September 30, 1999. This is the first time in sixteen quarters that HMI has had profitable earnings from continuing operations. HMI also announced that it expects to offer for sale up to 2,500,000 shares of its common stock in a transaction exempt from the registration requirements under federal securities law. HMI expects to conclude the sale of its shares before December 31, 1999.

"Quality improvements and dramatic product cost reductions, combined with the continual focus of reducing non-sales growth expenses have yielded larger contribution margins and positive earnings," said Mr. Malone, Chairman and CEO. "However, in order to be completely successful and obtain profitable earnings quarter over quarter, we must continue to reduce costs while we focus on increasing sales volume worldwide".

Last week, as part of the continued focus on quality and cost reduction, HMI signed a lease for a new operations facility in Strongsville, Ohio. The new location offers HMI an opportunity to design an efficient, state-of-the-art assembly operation. The new facility has 72,000 square feet and will employ approximately 100 in operations and manufacturing. The move is planned for the first week in January. HMI is seeking another site near the city of Cleveland for its sales, marketing, finance and executive personnel. HMI anticipates obtaining landlord approval, in late November, on a sublease for a 13,000 square foot Class A office space.

It was also announced today by Mr. Malone that there have been certain leadership changes in the sales management of HMI's worldwide direct selling business. Mr. Gary Moore's employment as President of the Americas Division has been terminated effective immediately. Mr. Moore's role will be assumed by Mr. Malone. In addition, Mr. Tim Duggan has been promoted to Director of Sales Administration, Americas Division.

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HMI is a globally oriented, direct selling company engaged in the manufacture and sale of high filtration portable surface cleaners, central vacuum cleaning systems and portable room air cleaners. The company's high filtration portable surface cleaner and portable room air cleaner are sold under the trade names Filter Queen(R), Princess(R), Majestic(R), Empress(R) and Defender(R) and its central vacuum cleaning system is sold under the trade names Vacu-Queen(R) and Majestic II(R). The company's shares are traded on the OTC Bulletin Board under the symbol "HMII.OB."

Some statements in this press release are forward-looking statements that involve risks and uncertainties, and actual results may differ materially. Among other factors that could cause actual results to differ materially are the following: business and economic conditions; unanticipated costs; and other risk factors listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-Q for the fiscal quarter ended June 30, 1999 (Part I, Item 2, MD&A section).


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